Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Nuance Communications, Inc. and to the incorporation by reference therein of our report dated August 17, 2007, with respect to the statements of assets to be acquired and liabilities to be assumed and statements of revenues and direct expenses of Tegic Communications, Inc. included in the Current Report on Form 8-K filed by Nuance Communications, Inc. on August 30, 2007 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia November 21, 2007